SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report: January 11, 2017

BALTIA AIR LINES, INC.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation or organization)	11-2989648 (IRS Employer Identification No.)
JFK INTERNATIONAL AIRPORT Terminal 4 - Room 262.089, Jamaica, NY 11430 (Address of principal executive offices) (718) 917-8052
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[__] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
      (17 CFR 240.14d-2(b))
[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c)).

INFORMATION TO BE INCLUDED IN THE REPORT

Item 4.01 Changes in Registrant's Certifying Accountant.

(a) John Scrudato, CPA, dba Scrudato & Co., PA, ("Independent Accountant"), who was engaged to audit the financial statements of Baltia Air Lines Inc, is no longer being used and was dismissed as of January 09, 2017.

(b) The Independent Accountant's report on the Company's financial statements of the last two years, 2015 and 2014, opined that the Company has incurred significant accumulated deficits, recurring operating losses and a negative working capital which factors raise substantial doubt about the Company's ability to continue as a going concern and that no adjustments to statements were included that might result from the outcome of uncertainty.

(c) At a special board meeting on January 9, 2017, the Company Board of Directors approved unanimously a resolution to remove the Independent Accountant, and is currently interviewing candidates for this position.

(d) The decision to change Independent Accountants followed from the deregistration of John Scrudato dba Scrudato & Co., PA, by the Public Accounting Company Oversight Board ("PCAOB"). The Company had no prior disagreements with the Independent Accountant.

  The Independent Accountant rendered no opinion on internal controls and gave no advice regarding such.
  The Independent Accountant neither advised nor was unwilling to be associated with the financial statements prepared by management.
  The Independent Accountant did not advise of a need to expand the scope of the audit.
  The Independent Accountant advised of nothing that came to his attention that would prevent him from rendering an unqualified audit report on the Company financial statements.

(e) The Company will send the disclosure required by Item 304(a) to the former Independent Accountant, and will request that he furnish a letter addressed to the Security Exchange Commission stating whether he agrees with the statements made by the Company in response to Item 304(a) and, if not, stating the respects in which he does not agree. The Company will file the former Independent Accountant's letter as an amendment to this report within two business days of receiving his letter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Baltia Air Lines

/ _______ signed ______ /
Anthony D. Koulouris, President

___ January 11, 2017 ___